EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Janice K. Henry Senior Vice President and Chief Financial Officer (919) 783-4658 www.martinmarietta.com

MARTIN MARIETTA MATERIALS, INC. ANNOUNCES
FOURTH QUARTER AND 2002 RESULTS

RALEIGH, North Carolina (January 30, 2003) – Martin Marietta Materials, Inc. (NYSE:MLM), today reported financial results for the fourth quarter and full year ended December 31, 2002. Net sales for the quarter were $353.2 million compared with 2001 fourth-quarter net sales of $384.8 million. Earnings from operations for the fourth quarter were $29.1 million, compared with $50.8 million in the fourth quarter 2001. The fourth quarter of 2001 included $6.1 million of goodwill amortization expense. Interest expense decreased 3 percent to $10.5 million for the fourth quarter of 2002. The estimated effective tax rate for the year was lower than the third quarter estimate, primarily as a result of lower-than-expected earnings and a change in the estimates of certain permanent items, the effect of which was recorded in the fourth quarter. Net earnings for the quarter were $16.1 million, or $0.33 per diluted share, compared with fourth quarter 2001 net earnings of $25.1 million, or $0.52 per diluted share.

For the year ended December 31, 2002, net sales were $1.497 billion in 2002 compared with $1.506 billion in 2001. Earnings from operations were $174.7 million in 2002, compared with $197.2 million in 2001. Full year results for 2001 included $22.4 million of goodwill amortization expense. Other income and expenses, net, was $5.6 million of income more than the prior year, while interest expense decreased $2.8 million, or 6 percent. Prior to the goodwill impairment charge related to the Corporation’s road paving operations, earnings per diluted share were $2.00 for the year 2002. The goodwill impairment charge of $11.5 million, or $0.23 per diluted share, was recorded as the cumulative effect of a change in accounting principle in connection with the adoption of Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets. After the goodwill impairment charge, full year 2002 net earnings were $86.3 million, or $1.77 per diluted share, compared with $105.4 million, or $2.19 per diluted share, for the prior year.

Net sales for the Aggregates division for the fourth quarter 2002 were $335.0 million, compared with 2001 fourth quarter net sales of $364.7 million. Heritage aggregates operations experienced a 4 percent increase in average selling price offset by a 10 percent decline in shipments. Overall, inclusive of acquisitions and divestitures, aggregates net sales reflect a 4 percent increase in average selling price offset by a 12 percent decrease in shipments. Gross margin for the division was 16.5 percent in the fourth quarter of 2002 compared with 20.3 percent in the fourth quarter of 2001. The decline in operating results is attributable to continuing soft aggregates demand resulting from very poor weather conditions, which significantly affected construction activity, and continued weakness in commercial construction. Also, road construction continued to be affected by the weak state economies, lack of a fiscal 2003 federal highway budget, and uncertainty surrounding a successor highway bill. The wet weather conditions primarily affected the southeastern states and Texas. October, which is typically one of the division’s highest volume months of the year as customers complete projects before the winter season, was one of the wettest Octobers on record. Volume for the month was 16 percent below October 2001 levels.

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Further, in order to better match shipments and reduce inventory levels, the division sharply reduced production. The high fixed-cost nature of the aggregates business had a negative impact on margins.

Selling, general and administrative costs for the Aggregates division increased over the prior year, primarily due to higher health and pension costs and higher costs related to the Corporation’s information systems. Earnings from operations for the fourth quarter 2002 were $28.5 million, when compared with $49.2 million during the fourth quarter 2001.

For the full year 2002, net sales for the Aggregates division of $1.423 billion exceeded the prior year period by 1 percent, due to acquisitions. Earnings from operations were $169.9 million compared with $194.0 million in the prior year.

Magnesia Specialties fourth-quarter net sales of $18.2 million declined 10 percent when compared with the year-earlier period. Earnings from operations for the fourth quarter were $0.6 million and $1.6 million for 2002 and 2001, respectively. The decrease is primarily attributable to reduced volume, which affected unit cost. Year-to-date sales of $74.4 million decreased 25 percent, primarily due to the sale of certain assets of the refractories business in May 2001. Earnings from operations were $4.8 million, an increase of $1.6 million over the prior-year period, as a result of fuel cost reductions.

Commenting on the quarter’s results, Stephen P. Zelnak, Jr., Chairman and CEO of Martin Marietta Materials, stated, “Consistent with trends noted during the third quarter, the continued sluggish economy coupled with extremely wet weather affected our operating results. The commercial construction market has remained soft as we continue to experience the effects of high vacancy rates caused by reduced demand from the technology sector. This market is not expected to recover in the near term. Also, we do not expect an increase in infrastructure spending until uncertainty surrounding federal appropriations is resolved.

“The economic weakness in the fourth quarter was further exacerbated by a significant amount of rain in many of our major markets, including the southeastern United States and Texas. October, which is typically one of our best volume and profit months was severely affected by adverse weather. We do expect some volume lost in the fourth quarter related to infrastructure projects to move into the early part of 2003.

“We continued to see positive pricing in our markets, despite the lag in volume, as supply/demand characteristics remain relatively stable. The price increase of 4 percent in the fourth quarter was stronger than the previous quarters primarily as a result of product mix. For the year, prices increased a healthy 3 percent. However, despite price increases, reduction in production and the resultant underabsorption of fixed costs significantly affected margins.

“With respect to our new structural composites business, we recently announced the opening of a manufacturing facility for our composite products in Sparta, North Carolina. This 185,000-square-foot facility, which will be the hub of composite structures assembly and production, is a key growth initiative for this business. We expect to begin assembly of our Composittrailer specialty composite truck trailers at the Sparta location in late 2003. We also announced the recent installation of two additional composite bridge decks in Pennsylvania and Ohio. We now have 18 successful installations in the United States. In addition to the growing U.S. business, we expect to install composite decks in three European countries in 2003. During the quarter, we signed a licensing agreement related to a proprietary composite sandwich technology, which we expect will play an important role in our product line with respect to flat panel applications. We currently expect to ramp up business during 2003, with 2004 being the first full year of business. Our objective over the next five to seven years beginning in 2004 is to create a business with characteristics that include high organic growth rates, low capital intensity, noncyclicality based on diverse products and opportunities for substitution for existing structural materials. Although revenue has been insignificant to date and any start-up opportunity is subject to uncertainty and risks, given the size of the potential market and the diverse opportunities we are continuing to explore, our goal is to build a revenue base of $300 million to $500 million with 15 percent margins based on earnings before interest and taxes.

“During 2002, our focus on cash flow allowed us to continue to execute our planned pay down of debt. We were able to reduce debt by approximately $67 million during the year, resulting in a year-end debt-to-capitalization ratio of 41 percent, which compared favorably with the 44 percent ratio at the end of the 2001.

“The outlook for 2003 remains uncertain and largely dependent on the timing and amount of the final appropriation for federal transportation funding. The commercial construction market is expected to remain weak while the residential construction market, although currently stable, could decline depending on weakening consumer confidence, unemployment levels, higher interest rates, and the duration of the soft economy. Further, state and local economies are not expected to improve. Based on our current assessment, we expect heritage aggregates volume to be flat in 2003. However, continuing stable supply/demand characteristics should lead to a price increase of about 2 percent. We are beginning to realize improvements in our operating cost structure as a result of the strategic initiatives we have executed over the past couple of years. Productivity improvement initiatives are leading to increased plant efficiency and reduced headcount; internal expansion projects and acquisitions are moving beyond the start-up and integration phases, reducing nonrecurring costs; and selective divestitures should improve returns. We currently believe these factors will provide earnings to offset the $20 million of nonrecurring gains from a higher-than-normal level of divestitures realized in 2002. With this backdrop, we currently expect net earnings to be $1.95 to $2.25 per diluted share for 2003. However, improvement in the economy that leads to increased aggregates demand and increased absorption of fixed costs could improve margins and provide upside potential to our 2003 net earnings. Conversely, weakening of the economy, war with Iraq or other worldwide conflicts, increases in energy-related costs, and fewer-than-expected improvements in our operating cost structure represent downside risks. We currently believe that the downside risks outweigh the upside potential for 2003, primarily based on the potential impact of war on consumer and business confidence and energy supply and pricing.

“During the past several years, the Corporation has focused on positioning its assets for future growth, increasing its productivity and strengthening its balance sheet. We believe that Martin Marietta Materials is well positioned to benefit from an economic rebound. In the interim, we will continue to focus on productivity improvement and strong cash generation.”

Martin Marietta will host a conference call this afternoon at 2 p.m. eastern time. Investors and other interested parties may access the teleconference by calling (913) 981-5571, confirmation number 176434 or via our web site at www.martinmarietta.com.

Martin Marietta is the nation’s second largest producer of construction aggregates and a leading producer of magnesia-based chemical products in a wide variety of industries.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to business and economic conditions and trends in the markets the Company serves; the level and timing of federal and state transportation funding; levels of construction spending in the markets the Company serves; unfavorable weather conditions; ability to recognize quantifiable savings from internal expansion projects; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability; fuel costs; transportation costs; competition from new or existing competitors; successful development and implementation of the structural composite technological process and strategic products for specific market segments; unanticipated costs or other adverse effects associated with structural composite revenue levels, product pricing, and cost associated with manufacturing ramp-up, the financial strength of the structural composite customers and suppliers; business and economic conditions and trends in the trucking and composites industries in various geographic regions; possible disruption in commercial activities related to terrorist activity and armed conflict, such as reduced end-user purchases relative to expectations; the factors identified in the 2003 outlook paragraph on page 3 in this press release; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. The Corporation assumes no obligation to update any such forward-looking statements.

MLM Reports Year-end Results

January 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Statement of Earnings
(In millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net sales	$353.2	$384.8	$1,497.1	$1,505.7
Freight and delivery revenues	47.6	55.3	195.3	212.4

Total revenues	400.8	440.1	1,692.4	1,718.1

Cost of sales	295.5	307.6	1,206.2	1,201.9
Freight and delivery costs	47.6	55.3	195.3	212.4

Total cost of revenues	343.1	362.9	1,401.5	1,414.3

Gross Profit	57.7	77.2	290.9	303.8
Selling, general and administrative expenses	28.4	26.4	115.8	106.0
Research and development	0.2	—	0.4	0.6

Earnings from operations	29.1	50.8	174.7	197.2
Interest expense	(10.5)	(10.9)	(44.0)	(46.8)
Other income and (expenses), net	(0.1)	(0.3)	13.6	8.0

Earnings before taxes on income and cumulative effect of change in accounting principle	18.5	39.6	144.3	158.4
Taxes on income	2.4	14.5	46.5	53.0

Earnings before cumulative effect of change in accounting principle	16.1	25.1	97.8	105.4
Cumulative effect of change in accounting for intangible assets	—	—	(11.5)	—

Net earnings	$16.1	$25.1	$86.3	$105.4

Net earnings per share:
Basic before cumulative effect of change in accounting principle	$0.33	$0.52	$2.01	$2.20
Cumulative effect of change in accounting principle	—	—	(0.24)	—

	$0.33	$0.52	$1.77	$2.20

Diluted before cumulative effect of change in accounting principle	$0.33	$0.52	$2.00	$2.19
Cumulative effect of change in accounting principle	—	—	(0.23)	—

	$0.33	$0.52	$1.77	$2.19

Dividends per share	$0.15	$0.14	$0.58	$0.56

Average number of shares outstanding:
Basic	48.8	48.5	48.7	47.9

Diluted	48.9	48.7	48.9	48.1

Pro forma results for the three months and year ended December 31, 2001, assuming FAS 142 was effective January 1, 2001:

	Three Months Ended		Year Ended
	December 31, 2001		December 31, 2001

Earnings before taxes on income, as reported		$39.6		$158.4
Goodwill amortization		6.1		22.4

Earnings before taxes on income		45.7		180.8
Income tax expense		14.5		56.2

Net Earnings		$31.2		$124.6

Net earnings per diluted share		$0.64		$2.59

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MLM Reports Year-end Results

January 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In Millions)

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net sales:
Aggregates	$335.0	$364.7	$1,422.7	$1,406.2
Magnesia Specialties	18.2	20.1	74.4	99.5

Total	$353.2	$384.8	$1,497.1	$1,505.7

Gross profit:
Aggregates	$55.3	$73.9	$279.6	$289.8
Magnesia Specialties	2.4	3.3	11.3	14.0

Total	$57.7	$77.2	$290.9	$303.8

Selling, general, and administrative expenses:
Aggregates	$26.8	$24.7	$109.6	$96.0
Magnesia Specialties	1.6	1.7	6.2	10.0

Total	$28.4	$26.4	$115.8	$106.0

Earnings from operations:
Aggregates	$28.5	$49.2	$169.9	$194.0
Magnesia Specialties	0.6	1.6	4.8	3.2

Total	$29.1	$50.8	$174.7	$197.2

Depreciation	$32.4	$32.6	$125.8	$119.6
Depletion	1.6	1.8	6.1	6.0
Amortization	1.7	7.8	6.8	29.0

Total	$35.7	$42.2	$138.7	$154.6

Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization (EBITDA) (1)	$64.7	$92.7	$327.0	$359.8

(1)	EBITDA is presented as it represents a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not proscribed by generally accepted accounting principles and, as such, should not be construed as an alternative to net income or operating cash flow. For the year ended December 31, 2002, EBITDA includes the noncash charge for the cumulative effect of change in accounting principle.

A reconciliation of net earnings to EBITDA is as follows:

	Three Months Ended		Year Ended
	December 31,		December 31,

	2002	2001	2002	2001

Net earnings	$16.1	$25.1	$86.3	$105.4
Cumulative effect of accounting change	—	—	11.5	—

	16.1	25.1	97.8	105.4
Add back:
Income tax expense	2.4	14.5	46.5	53.0
Interest expense	10.5	10.9	44.0	46.8
Depreciation, depletion and amortization expense	35.7	42.2	138.7	154.6

EBITDA	$64.7	$92.7	$327.0	$359.8

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MLM Reports Year-end Results

January 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In Millions)

	December 31,	December 31,
	2002	2001

ASSETS
Cash and cash equivalents	$—	$1.4
Accounts receivable, net	232.9	215.2
Inventories, net	239.7	231.0
Current deferred income tax benefits	21.4	19.7
Other current assets	32.1	28.9

Total current assets	526.1	496.2

Property, plant and equipment, net	1,067.6	1,082.2
Goodwill, net	577.4	571.2
Other intangible assets, net	32.0	35.8
Other noncurrent assets	54.0	39.2

Total assets	$2,257.1	$2,224.6

LIABILITIES AND SHAREHOLDERS’ EQUITY
Book overdraft	$0.3	$—
Accounts payable	73.2	79.6
Accrued salaries, benefits and payroll taxes	45.2	38.6
Accrued insurance and other taxes	32.5	32.3
Income taxes	2.3	3.1
Current maturities of long-term debt	11.4	4.5
Other current liabilities	32.9	33.9

Total current liabilities	197.8	192.0

Long-term debt and commercial paper	733.5	797.4
Pension, postretirement and postemployment benefits	95.6	81.7
Noncurrent deferred income taxes	110.4	102.7
Other noncurrent liabilities	33.9	28.6

Total liabilities	1,171.2	1,202.4

Shareholders’ equity (1)	1,085.9	1,022.2

Total liabilities and shareholders’ equity	$2,257.1	$2,224.6

(1)	Shareholders’ equity includes an other comprehensive income charge of $4.5 million, net of taxes, related to the minimum pension liability required by generally accepted accounting principles at December 31, 2002.

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MLM Reports Year-end Results

January 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Statement of Cash Flows
(In millions)

	Year Ended
	December 31,

	2002	2001

Net earnings	$86.3	$105.4
Cumulative effect of change in accounting principle	11.5	—

Earnings before cumulative effect of change in accounting principle	97.8	105.4

Adjustments to reconcile earnings to cash provided by operating activities:
Depreciation, depletion and amortization	138.7	154.6
Other items, net	(23.1)	(12.8)
Changes in operating assets and liabilities:
Deferred income taxes	24.5	14.4
Accounts receivable	(11.2)	(10.5)
Inventories	(14.3)	(7.8)
Accounts payable	(7.5)	9.0
Other assets and liabilities, net	(1.3)	0.6

Net cash provided by operating activities	203.6	252.9

Investing activities:
Additions to property, plant and equipment	(152.7)	(194.4)
Acquisitions, net	(48.0)	(221.8)
Divestitures and other investing activities, net	97.7	46.0

Net cash used for investing activities	(103.0)	(370.2)

Financing activities:
Net principal borrowings on long-term debt	(80.4)	192.4
Debt issue costs	—	(2.1)
Dividends paid	(28.3)	(26.9)
Loans payable	5.7	(42.5)
Issuance of common stock	0.7	2.6

Net cash (used in) provided by financing activities	(102.3)	123.5

Net (decrease) increase in cash and cash equivalents	(1.7)	6.2
Cash and cash equivalents (book overdraft), beginning of period	1.4	(4.8)

(Book overdraft) cash and cash equivalents, end of period	$(0.3)	$1.4

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MLM Reports Year-end Results

January 30, 2003

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31, 2002		December 31, 2002

Volume/Pricing Variance (1)	Volume	Pricing	Volume	Pricing

Heritage Aggregates Operations (2)	(10.0%)	3.9%	(2.6%)	2.4%
Aggregates Operations (3)	(12.0%)	4.2%	(1.6%)	2.8%

	Three Months Ended		Year Ended
	December 31,		December 31,

Shipments (tons in thousands)	2002	2001	2002	2001

Heritage Aggregates Operations (2)	35,864	39,862	151,213	155,326
Acquisitions	8,483	7,796	34,494	25,128
Divestitures (4)	14	2,769	2,880	11,269

Aggregates Operations (3)	44,361	50,427	188,587	191,723

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates operations exclude acquisitions that have not been included in the prior-year operations for the full fiscal year.

(3)	Aggregates operations include all acquisitions from the date of acquisition.

(4)	Divestitures include the tons related to divested operations up to the date of divestiture.

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